VAN-PIRES MASTER TOY LICENSE AGREEMENT

This AGREEMENT made and effective this September 21, 1998 by and between ABRAMS GENTILE ENTERTAINMENT, INC/MSH ENTERTAINMENT CORPORATION with its office at 244 West 54th Street, 9th Floor, New York, New York 10019 (known as "LICENSOR"), DeWilde Groups Inc. A Calif Corp having its principal office at 328 So. Atlantic Blvd, Suite 103, Monterey Park, Ca. 91754 ("LICENSEE").

WITNESSETH:

WHEREAS, LICENSOR is the owner of rights to an item currently being named or referred to as VAN-PIRES and which is described in Exhibit A attached hereto and made a part hereof ("ITEM"). The term ITEM also includes all technology, know-how, trade secrets, patents, copyrights, and other tangible and intangible property rights to the ITEM and all tangible embodiments thereof (e.g., blueprints, drawings, prototypes):

WHEREAS, LICENSEE is in the business of manufacturing and selling toys and toy products; and

    WHEREAS, LICENSEE is desirous of obtaining the sole and exclusive rights to manufacture and sell the ITEM on a worldwide basis.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration receipt of which is hereby acknowledged, it is hereby agreed as follows:

1. GRANT. Subject to the provisions of this Agreement, LICENSOR hereby grants to LICENSEE and its subsidiaries and affiliates, in the United States and the rest of the world (`Territory"), the sole and exclusive right privilege and license, in conjunction with any and all toy and toy-related products and services, to manufacture, have manufactured, use, promote, advertise, distribute, rent sublicense and/or sell the ITEM. This grant includes, but is not limited to, the sole and exclusive right to manufacture, have manufactured, use, promote, advertise, distribute, rent sublicense and/or sell the ITEM under any patents, copyrights or trademarks or applications therefor, whether issued, pending or hereafter filed, on the ITEM. LICENSEE shall have the right to sublicense the rights granted to LICENSEE herein, pursuant to Paragraph 8 hereof.

2. WARRANTY. LICENSOR warrants that it has independently conceived and developed the ITEM in the form submitted by LICENSOR to LICENSEE, (ii) it is the sole and exclusive owner of the ITEM and all rights pertaining thereto, (iii) it has the sole and exclusive right to grant the license in this Agreement, and (iv) to the best of its knowledge the ITEM will not infringe any patent copyright, trademark, trade secrets or other rights of any third party. LICENSOR further warrants that it is under no obligation, either express or implied, to any other person or entity that would result in any restriction of or interference with LICENSEE's rights hereunder and that it is not engaged in any litigation, dispute or conflict of any nature whatsoever nor has it received any claims involving the ITEM or any rights thereto. LICENSOR agrees that during the term of this Agreement it will not authorize or permit any other person or entity to manufacture. distribute or sell in the Territory any product or item identical or similar to the ITEM.


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3. ROYALTY. LICENSEE shall pay LICENSOR a royalty at the rate of twelve percent
(12%) of the "Net Sales Price" on all FOB HK (Hong Kong) sales of the ITEM by LICENSEE and its subsidiaries. "Net Sales Price" shall mean LICENSEE'S gross selling price on sales of the ITEM actually received by LICENSEE, less deductions for freight allowances, returns which are accepted and credited by LICENSEE, and trade discounts and other allowances, provided such discounts and allowances shall in no event exceed ten percent (10%).

In the event of domestic pricing (FOB US), LICENSEE shall pay LICENSOR a royalty at the rate of six and one-half percent (6.5%) of the domestic "Net Sales Price" on all sales of the ITEM by LICENSEE, up until such time the series commences television broadcasting, then percentage shall revert to eight percent (8%) being paid after the completion of the airing of the first thirteen (13) episodes, of the domestic "Net Sales Price" on all sales of the ITEM by LICENSEE.

4. ADVANCE. LICENSEE agrees to pay LICENSOR the sum of $825,000 U.S. non-refundable as outlined below. Such sums being a recoupable advance against, and to be credited against, royalty payments under Paragraph 3.

          a.  $100,000 upon the execution of this agreement.
          b.  $240,000 payable on December 15, 1998.
          C.  $360,000 payable on February 1, 1999.
          d.  $125,000 payable on April 1, 1999

5. TRADE OFFER. If the ITEM is not offered to the trade by LICENSEE at or before the New York Toy Fair in February, 1999, this Agreement may be extended by mutual agreement upon written notice thereof to the other party hereto within 30 days following the last day of said Toy Fair, and all rights originally granted to LICENSEE hereunder shall remain with LICENSEE per a mutually agreed to term; subject, however, to the provisions of Paragraph 13 hereof.

6. DESIGN. A mutually agreed to design fee shall be payable in addition to the advance, for services requested by LICENSEE to be rendered by LICENSOR in regard to additional products not already designed. Such amount will be payable and due per a mutually agreed to amount and schedule. Any design fees payable under this paragraph shall not be deemed an advance against royalties and no deductions shall be applied to royalties due LICENSOR under Paragraph 3.

In the event, LICENSEE handles all design work then no additional design fees would be due LICENSOR. LICENSOR agrees to supply at no additional fees, reasonable supervision upon request of LICENSEE. LICENSEE has the right to change the form, design, function arid performance of the ITEM and to produce and sell it in its changed form,, provided, however, that all the provisions of this Agreement shall apply to said changed form of the ITEM and LICENSOR shall give written approval to LICENSEE on any such change.

7. TRADEMARKS/COPYRIGHTS. LICENSEE may, in its discretion, apply to the ITEM any name(s) or trademarks that it selects. and the approved and appropriate patent notices and/or trademark and copyright notices. It is acknowledged that the name "VAN-PIRES" is the property of LICENSOR.

8. SUBLICENSE.

(a) if LICENSEE so decides, LICENSEE may grant domestic sublicenses on the ITEM utilizing AGE's best efforts to facilitate such sublicense and/or distribution partners, if requested by LICENSEE, in the Territory upon any terms and conditions which it wishes to grant and establish; provided, however, that LICENSEE will not grant any rights to such sublicensee that are greater in scope or duration than those granted to LICENSEE hereunder and provided further, however, that in the event that LICENSEE does so grant sublicenses on the ITEM, then in lieu of the royalty set forth in Paragraph 3 above, LICENSEE shall pay to LICENSOR Fifty Percent (50%) of all royalties actually received by it from any such sublicensee for the ITEM (net of all expenses incurred by LICENSEE in connection therewith but such expenses will in no event exceed an amount equal to ten percent (10%) of said royalty). Upon LICENSEE's request AGE will also utilize best efforts in establishing any international sub-license or distribution partners for the ITEM.

(b) LICENSOR retains the merchandising rights to the ITEM, and to the extent these rights are exploited, that will be done by LICENSOR through its licensing agent. If LICENSOR's licensing agent (or LICENSOR elects to merchandise through its own licensing group) grants merchandising rights to a third party based on trademarks, copyrights or characters directly related to and first introduced to the public in connection with the ITEM, then said licensing agent (or LICENSOR) shall pay LICENSEE two percent (2%) of the net royalty income actually received by said licensing agent (or LICENSOR) from said third party.

9. INDEMNITY.

              (a) LICENSOR agrees to indemnify and hold harmless LICENSEE and its subsidiaries, affiliates and sublicensees, and its and their officers, directors, employees and representatives, against any and all loss, damage, cost, attorneys' fees and expense (including any settlements) arising out of any claims, demands, actions or suits that may be instituted against LICENSEE or such other indemnified parties (1) resulting from a breach or alleged breach of a warranty or agreement hereunder by LICENSOR or (ii) alleging a superior right in and to the ITEM and/or infringement of patent, copyright, trade secret or other intellectual property or other rights, of any person or entity arising out of the use, manufacture, advertising, promotion, distribution, rent, sublicense and/or sale of the ITEM by LICENSEE.

(b) LICENSEE agrees to indemnify and hold harmless LICENSOR and its officers, directors, employees and representatives, against any and all loss, damage, cost attorneys' fees and expense (including any settlements) arising out of any claims, demands, actions or suits that may be instituted against LICENSOR or such other Indemnified parties for injury or property damage based on the use of the ITEM as produced and sold by LICENSEE, its subsidiaries, affiliates and sublicences, except to the extent that the loss, damage or injury resulted from an inherent or latent feature of the ITEM as designed by LICENSOR and presented to the LICENSEE.

10. INFRINGEMENT. In the event of infringement by a third party of any patent that may be issued on the ITEM, or any other protectible rights In the ITEM, and upon notice thereof from LICENSEE, LICENSOR shall, within twenty (20) days, notify LICENSEE of its election to prosecute or not to prosecute a suit for infringement. If LICENSOR prosecutes said suit, it, may select legal counsel and shall pay all the legal fees and costs of prosecution, subject to being reimbursed therefor from any recovery in said suit. The balance of any recovery shall be paid to LICENSOR and shall be divided equally between LICENSOR and LICENSEE. If LICENSOR elects not to prosecute any infringement suit, LICENSEE may do so after notice to LICENSOR of that intention. LICENSEE may select legal counsel and shall bear all the legal fees and costs subject to reimbursement therefor from any recovery in said suit. The balance of any recovery shall be divided equally between LICENSOR and LICENSEE. The party who selects counsel and pays legal fees will control the prosecution of such suit including any settlement thereof, but the other party agrees to reasonably cooperate in connection therewith.

11. REPORTS. LICENSEE shall, within forty-five (45) days following the end of each calendar quarter, starting with the quarter in which sales of the ITEM commence, submit to LICENSOR a report covering the sales of the ITEM during the preceding quarter, and LICENSEE shall therewith transmit to LICENSOR payment of the amount due under Paragraph 3, 8(a) or 8(b) hereof. Each such report shall be deemed incontestable and binding upon LICENSOR upon the expiration of twenty-four (24) months after the date of such report.

12. RECORDS. LICENSEE agrees to keep for a minimum of two (2) years, full and accurate books of account, records and data concerning the manufacture and sales of the ITEM in sufficient detail to enable the payments hereunder to LICENSOR to be determined and verified. Subject to the last sentence of Paragraph 13 hereof, LICENSOR has the right, at its own expense, to examine said books and records as they pertain to the ITEM on prior written notice of at least ten (10) business days, but not more often than once in any calendar year, for the purpose of verifying the royalties paid pursuant to this Agreement. Any such examination by LICENSOR shall be conducted a manner so as to not interfere with the business of LICENSEE and shall not last longer than 30 days. LICENSOR's representatives shall not disclose to any other person, firm or corporation any information or data acquired as a result of any such examination; provided, however, that nothing herein contained shall be construed to prevent LICENSOR and/or its duly authorized representatives from testifying in any court of competent jurisdiction with respect to the information or data obtained as a result of such examination in connection with any action instituted to enforce the rights of LICENSOR under the terms of the Agreement. Upon LICENSOR'S undertaking an examination of the statements and records covering a given period of time, that period of time and the __________________________________ relating ________ will
_________- to any subsequent for further questions, claims or examinations by LICENSOR hereunder.


13. DEFAULT. If LICENSEE shall at any time breach this Agreement by failing to make any material payment hereunder (including all such advance payments per Paragraph 4 hereunder), or by failing to make any quarterly report required under this Agreement, or by making an intentionally false quarterly report, LICENSEE shall remedy or cure such default within fourteen (14) business days after written notice thereof by LICENSOR. If such default is not cured within 14 business days then LICENSOR shall have the sole right to terminate this agreement and all rights hereunder shall revert to LICENSOR. A bonafide dispute over royalty or other payments hereunder shall not be or be deemed to be a breach or a material breach of this Agreement, and LICENSOR's rights in such event shall be limited to an action at law for money damages and shall not include any right of rescission, termination or equitable relief.

14. CEASE SALES. It is understood and agreed that any time after commencement of sales of the ITEM that if LICENSEE ceases the distribution and sale of the ITEM for a period of six (6) consecutive months, except as provided in Paragraph 15 hereof, either party may give written notice to the other of its desire to terminate this Agreement. If LICENSOR gives such notice and if LICENSEE does not within sixty (60) days resume the distribution and sale of the ITEM (or if the distribution and sale cannot be practicably resumed within such sixty (60) day period, then if LICENSEE does not, within such period, undertake reasonably satisfactory efforts toward commencing the resumption of such distribution and sale) this Agreement and the license granted herein shall terminate as of the end of that sixty (60) day period. However, nothing in this Agreement will be construed as creating any obligation on or by LICENSEE to manufacture, distribute or sell the ITEM during the term of this Agreement.

              15. FORCE MAJEURE. In the event an act of government, war, civil unrest, fire, flood, an Act of God, or labor trouble in the factories utilized by LICENSEE, or labor trouble in the factory of those manufacturing parts for or manufacturing all of the ITEM, or any other force majeure or other event beyond LiCENSEE's control, prevents or delays the performance by LICENSEE of any of the provisions of this Agreement, then such nonperformance or delay by LICENSEE shall not be considered a breach of, or initiate any right to terminate, this Agreement and such nonperformance or delay shall be excused while, but no longer than, the conditions described herein prevail.

16. TERM/TERMINATION.

(a) This Agreement shall continue for a period of five (5) years from the date hereof, unless sooner terminated under the provisions of this Agreement. LICENSEE agrees that when this Agreement expires or is terminated, all rights to the ITEM granted hereunder and to any patents or patent applications filed hereunder shall revert to LICENSOR.

(b) LICENSEE may terminate this Agreement at any time and for any reason by providing sixty (60) days prior written notice thereof to LICENSOR.

17. SELL-OFF. Upon any termination or expiration of this Agreement, LICENSEE, its subsidiaries and affiliates and any of its or their sublicensees shall have the right to sell or otherwise dispose of its existing completed inventory of the ITEM, and to complete and sell or otherwise dispose of work-in-process ITEM inventory, for a period of six (6) months thereafter. Any such sales shall be subject to all of the provisions of this Agreement.

18. ASSIGNMENT. LICENSEE may assign this Agreement or the rights granted by LICENSOR hereunder with LICENSOR's prior written consent, which shall not be unreasonably withheld. In addition, LICENSOR agrees that LICENSEE may assign this Agreement, without such prior written consent to any subsidiary or affiliate corporation so long as such assignee shall thereafter agree to be bound by the provisions of this Agreement, or to a third party in the event of the transfer of substantially all of the assets or business of LICENSEE, a merger, reorganization or consolidation. No assignment pursuant to this paragraph shall create any additional advance or guaranteed royalty.

19. MISCELLANEOUS.

a. NOTICES. All communications, notices and exchanges of information contemplated herein or required or permitted to be given hereunder shall be in writing and shall be deemed properly given when personally delivered or five (5) calendar days after one of the parties deposits the same in the United States mail, first class delivery, postage prepaid, or when one delivers it to an established courier service, with fees prepaid, or transmits it by facsimile (with hard copy to follow), addressed to the other party to the addresses set forth at the beginning of this Agreement (or such other address of which such party shall have given written notice).

              b. BINDING EFFECT. Subject to the provisions of Paragraph 18, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

c. GOVERNING LAW. This Agreement shall be governed by and interpreted under the laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

d. ENTIRE AGREEMENT. This Agreement shall supersede any agreement heretofore entered into by and between LICENSOR and LICENSEE on this ITEM, and shall be deemed and construed to be the entire agreement and understanding between the parties with respect to the subject matter hereof

e. CONFIDENTIAL. LICENSOR agrees to keep the terms and conditions of this Agreement confidential and will not divulge such terms arid conditions to any other person or entity without the prior written consent of LICENSEE.

f. AMENDMENT & WAIVER. This Agreement may only be amended, and any provision of this Agreement may only be waived, in a writing executed by both of the parties hereto, specifically setting forth such amendment or waiver, as the case may be. The failure of either party to enforce any provision of this Agreement shall not be construed to be a waiver of such a provision or the right of such party thereafter to enforce such provision or any other provision of his Agreement.

g. RELATIONSHIP OF PARTIES. Except as specifically otherwise provided herein, neither party shall act or represent or hold itself out as having authority to act as an agent or partner of the other party hereto, or in anyway bind or commit the other party to any obligations or liabilities. Nothing contained in this Agreement shall be construed as creating any partnership, joint venture, agency, trust or other association of any kind between the parties hereto other than as licensor and licensee.

h. SEVERABILITY. The illegality, invalidity or unenforceability of any part of this Agreement shall not affect the legality, validity or enforceability of the remainder of this Agreement if any part of this Agreement shall be found to be legal, invalid or unenforceable, this Agreement shall be given such meaning as would make this Agreement legal, valid and enforceable in order to give effect to the intent of the parties.

i. COUNTERPARTS. This Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party, but all of which, taken together, shall constitute one and the same agreement.

j. HEADINGS. Paragraph and other headings in this Agreement are for reference purposes only and do not affect the meaning of this Agreement.

IN WITNESS THEREOF, the parties have executed this Agreement as of the data first above written.


ABRAMS GENTILE, INC. (Licensor)                DEWILDE GROUPS INC.


By: /s/ John Gentile                           By: /s/ Nancy Luke
   ------------------------                       ------------------------------
John Gentile                                           Nancy Luke

Title: President                                       Title: President
      ---------------------                                  -------------------



MSH ENTERTAINMENT, INC.                                 BRANDON PENDER

By: /s/ Jonathan Stathikis                     By: /s/ signature
   -----------------------                        ------------------------------

Jonathan Stathikis                                DEWILDE GROUPS INC., CEO

Title: President/ COO
      --------------------


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                                   EXHIBIT A

                                   VAN-PIRES


The line of characters, vehicles and playsets as depicted in the television series known as "VAN-PIRES" which include vehicles and figures with wings that are designed to fly. The appearance of the wings are moveable vehicle panels or character arms. The wings are designed with the necessary angle to act a propellers when the toy is launched. The launcher appearance is that of a set or prop as depicted in the TV series that is open in the center where the character / vehicle stands and is launched from. The character / vehicle is placed into the hand-held launcher that has a retractable pull string on a constant force spring mechanism. The child activates the launcher by pulling a ring attached to the pull string.

The toy body is molded in rigid material, an ABS or similar properties material. The wings are made from flexible material but maintain their shape to be able to fly. The overall character / vehicle is symmetrically balanced to fly. Non-flying characters and vehicles are also included as part of this license.

The items currently produced for tooling turnover within is Van-pire introduction line include the following:


A. MotorvaterSKUs / Good Guys
         1 Super Master Sculpt Axel 3 3/4" Flying Character with HotRod Launcher
         1 Super Master Sculpt Snap 3 3/4" Flying Character with Van Launcher
         1 Super Master Sculpt Nuke 3/34" Flying Character with TowTrunk Launcher
         1 Super Master Sculpt Axel 6" Flying Spin Fig. with Slingshot Vanpire Launcher
         1 Super Master Sculpt Snap 6" Flying Spin Fig. with Slingshot Vanpire Launcher
         1 Master Mechanical of Motprvater Launcher for mechanism layout
         1 Looks-like Mega Motorvater Van with Internet Launch Figure
         6 Spray Op Masters Characters
         5 Spray Op Masters Vehicles

B. Van-pire SKUs / Bad Guys
         Super Master Sculpt Tracula 4" Flying Car Character with Engine Launcher A
         Super Master Sculpt Ambula 4" Flying Car Character with Engine Launcher B
         Super Master Sculpt Cardaver 4" Flying Character with Engine Launcher C
         Super Master Sculpt Automaniac 4" character with Engine Launcher D
         1 Master Mechanical; Figure (Mechanism Layout)
         1 Master Mechanical Launcher (Mechanism Layout)
         4 Spray Op Masters Characters
         4 Spray Op Masters Launchers